Exhibit 99.1

On June 22, 2016, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. Announces Appointment of Daniel J. Lucke as Chief Financial Officer

Columbus Grove, Ohio,  June 22, 2016 – United Bancshares, Inc. (NASDAQ: UBOH) announced today that its Board of Directors appointed Daniel J. Lucke as Chief Financial Officer, effective July 1, 2016.

Brian D. Young, President and Chief Executive Officer of the Company said, “Dan has been a tremendous asset to the Union Bank team since his arrival in June of 2015 and we are excited to expand his role within the Company.  Dan’s ability to provide increasingly more detailed financial information while streamlining the reporting processes, has had a positive impact on the Company.  We believe the expansion of Dan’s duties will enhance our abilities to continue to increase our market share and footprint.”

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company. Through our 15 branch offices located in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, and Pemberville, Ohio, we serve the Ohio counties of Allen, Delaware, Hancock, Marion, Putnam, Sandusky, Van Wert, and Wood.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2015 Form 10-K.